EXHIBIT 99.2

For release: IMMEDIATELY

For additional information contact: Thomas R. Pilholski – 602.652.9600

EAGLEPICHER INCORPORATED ANNOUNCES
SALE OF GERMANIUM PRODUCTS BUSINESS

     Phoenix, Arizona, July 23, 2003 – EaglePicher Incorporated announced today that its wholly-owned subsidiary EaglePicher Technologies, LLC has completed the sale of certain assets of its germanium products business to Umicore Optical Materials USA, Inc. for approximately $15 million in cash. These assets relate to the production of germanium-based products primarily used in infra-red optics and fiber optics applications. The transaction does not include any of EaglePicher’s assets that are involved in the production of germanium substrates and wafers.

     The divestiture is part of EaglePicher’s ongoing strategy to focus efforts in businesses where we have a competitive advantage and a demonstrated track record of success and exit businesses that we do not believe will appropriately contribute to our goal of sustained financial performance improvement.

     Brookwood Associates acted as financial advisor to EaglePicher for the transaction.

     Founded in 1843, EaglePicher Incorporated is a diversified manufacturer of industrial products for the automotive, defense, aerospace and other industrial markets worldwide.

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July 23, 2003